Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Provident Financial Services, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Provident Financial Services, Inc. of our reports dated March 2, 2009, with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Provident Financial Services, Inc. which is incorporated by reference in the Company's Registration Statement on Form S-8.



/s/ KPMG LLP
Short Hills, NJ
February 22, 2010